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        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

       We hereby consent to (i) the inclusion of our opinion letter, dated April 21, 2000, to the Board of Directors of Zany Brainy, Inc. (the "Company") as Appendix II to the Joint Proxy Statement/Prospectus of the Company relating to the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 2000, by and among the Company, Noodle Kidoodle, Inc. ("Noodle") and Night Owl Acquisition, Inc. ("Merger Sub"), pursuant to which Noodle will become a subsidiary of the Company as a result of a merger of Merger Sub with and into the Company and (ii) all references to DLJ in the sections captioned "Summary" and "The Merger" of the Joint Proxy Statement/Prospectus of which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                 DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION

                                 By: /s/ Shelley Wong
                                     --------------------------------
                                     Shelley Wong
                                     Senior Vice President
New York, New York
June 19, 2000